Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form F-3 (File Nos.: 333-231127 and 333-233108) and Registration Statements on Form S-8 (File Nos.: 333-225825 and 333-237739) of our report dated May 14, 2021 relating to the consolidated financial statements of Luokung Technology Corp. and subsidiaries as of December 31, 2020 and 2019 and for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 appearing in this Annual Report on Form 20-F of Luokung Technology Corp. for the year ended December 31, 2020.

/s/ Moore Stephens CPA Limited

Certified Public Accountants
Hong Kong
May 14, 2021